                                                                    EXHIBIT 99.1

CPS                                                                 NEWS RELEASE
--------------------------------------------------------------------------------


                    CONSUMER PORTFOLIO SERVICES, INC. REPORTS
                           2006 FIRST QUARTER EARNINGS

IRVINE, CALIFORNIA, APRIL 25, 2006 (BUSINESS WIRE) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) today announced earnings for its first quarter ended March 31, 2006.

Net income for the quarter ended March 31, 2006 was $1.8 million, or $0.07 per diluted share, compared to net loss of $(239,000), or $(0.01) per diluted share, for the quarter ended March 31, 2005. For the three months ended March 31, 2006 total revenues increased approximately $16.2 million, or 38.7%, to $58.0 million, compared to $41.8 million for the three months ended March 31, 2005. Total expenses for the three months ended March 31, 2006 were $56.2 million, an increase of $14.2 million, or 33.7%, as compared to $42.1 million for the three months ended March 31, 2005.

"We are pleased with the financial performance of the Company for the first quarter," said Charles E. Bradley, President and Chief Executive Officer. "We have now had four profitable quarters in a row and have re-established a financial base from which to grow. Operationally, we continued the successful execution of our business plan. During the first quarter, purchases of new receivables were the highest they have been in almost eight years. With respect to asset performance, delinquencies and credit losses improved vs. the fourth quarter as we expected given seasonal historical patterns. These asset performance metrics also compare favorably to those from the first quarter of 2005."

During the first quarter of 2006, Consumer Portfolio Services purchased $254.5 million of contracts from dealers as compared to $188.1 million during the fourth quarter of 2005 and $144.2 million during the first quarter of 2005. As previously reported, the Company continued its regular quarterly securitization program with the March sale of $245.0 million of AAA/Aaa rated asset backed notes. As of March 31, 2006, the Company's managed receivables totaled $1,240.0 million, as follows ($ in millions):

         Owned by Consolidated Subsidiaries*                          $1,144.3
         Owned by Non-Consolidated Subsidiaries                           83.2
         As Third Party Servicer for SeaWest Financial                    12.5
                                                                      --------
              Total                                                   $1,240.0

         * Before $93.5 million of allowance for credit losses, deferred acquisition fees and repossessed vehicles.


As previously reported, in order to increase transparency of the Company's financial reports, in the third quarter of 2003 Consumer Portfolio Services began structuring its securitization transactions as secured financings, with receivables and associated debt remaining on the balance sheet, and without recognition of a gain on sale. Accordingly, net earnings are recognized over the life of the receivables as interest income and fee income, less related funding costs and a provision for losses. Such provisions are recorded upon acquisition and during the life of the receivables.

CONFERENCE CALL

Consumer Portfolio Services announced that it will hold a conference call tomorrow, April 26, 2006, at 1:30 p.m. EDT to discuss its quarterly earnings. Those wishing to participate by telephone may dial-in at 973-409-9261 approximately 10 minutes prior to the scheduled time.

A replay will be available between April 26, 2006 and May 5, 2006, beginning one hour after conclusion of the call, by dialing 877-519-4471 or 973-341-3080 for international participants, with pin number 7304946. A broadcast of the conference call will also be available live and for 30 days after the call via the Company's web site at www.consumerportfolio.com and at www.streetevents.com.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 47 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE INCLUDE THE COMPANY'S RECORDED REVENUE, EXPENSE, GAIN ON SALE REVENUE AND PROVISION FOR CREDIT LOSSES BECAUSE THESE ITEMS ARE DEPENDENT ON THE COMPANY'S ESTIMATES OF FUTURE LOSSES. THE ACCURACY OF SUCH ESTIMATES MAY BE ADVERSELY AFFECTED BY VARIOUS FACTORS, WHICH INCLUDE (IN ADDITION TO RISKS RELATING TO THE ECONOMY GENERALLY) THE FOLLOWING:
POSSIBLE INCREASED DELINQUENCIES; REPOSSESSIONS AND LOSSES ON RETAIL INSTALLMENT CONTRACTS; INCORRECT PREPAYMENT SPEED AND/OR DISCOUNT RATE ASSUMPTIONS; POSSIBLE UNAVAILABILITY OF QUALIFIED PERSONNEL, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SERVICE ITS PORTFOLIO; POSSIBLE INCREASES IN THE RATE OF CONSUMER BANKRUPTCY FILINGS OR CHANGES IN BANKRUPTCY LAW, WHICH COULD ADVERSELY AFFECT THE COMPANY'S RIGHTS TO COLLECT PAYMENTS FROM ITS PORTFOLIO; OTHER CHANGES IN GOVERNMENT REGULATIONS AFFECTING CONSUMER CREDIT; POSSIBLE DECLINES IN THE MARKET PRICE FOR USED VEHICLES, WHICH COULD ADVERSELY AFFECT THE COMPANY'S REALIZATION UPON REPOSSESSED VEHICLES; AND ECONOMIC CONDITIONS IN GEOGRAPHIC AREAS IN WHICH THE COMPANY'S BUSINESS IS CONCENTRATED. ALL OF SUCH FACTORS ALSO MAY AFFECT THE COMPANY'S FUTURE EARNINGS, AS TO WHICH THERE CAN BE NO ASSURANCE.

ANY IMPLICATION THAT THE RESULTS OF THE MOST RECENTLY COMPLETED QUARTER ARE INDICATIVE OF FUTURE RESULTS IS DISCLAIMED, AND THE READER SHOULD DRAW NO SUCH INFERENCE. FACTORS SUCH AS THOSE IDENTIFIED ABOVE IN RELATION TO GAIN ON SALE AND PROVISION FOR CREDIT LOSSES MAY AFFECT FUTURE PERFORMANCE.

INVESTOR RELATIONS CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800

               Consumer Portfolio Services, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)



                                                        Three months ended
                                                             March 31,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
REVENUES:
Interest income                                    $     54,527    $     36,172
Servicing fees                                            1,005           2,264
Other income                                              2,492           3,397
                                                   ------------    ------------
                                                         58,024          41,833
                                                   ------------    ------------
EXPENSES:
Employee costs                                            9,357          10,450
General and administrative                                5,111           5,138
Interest                                                 18,035          10,384
Provision for credit losses                              19,099          12,312
Other expenses                                            4,632           3,788
                                                   ------------    ------------
                                                         56,234          42,072
                                                   ------------    ------------
Income (loss) before income taxes                         1,790            (239)
Income taxes                                                 --              --
                                                   ------------    ------------
      Net income (loss)                            $      1,790    $       (239)
                                                   ============    ============

Earnings (loss) per share:
     Basic                                         $       0.08    $      (0.01)
     Diluted                                               0.07           (0.01)

Number of shares used in computing earnings
   (loss) per share:
     Basic                                               21,732          21,528
     Diluted                                             24,188          21,528

                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                       March 31,    December 31,
                                                         2006          2005
                                                      ----------    ----------

Cash and restricted cash                              $  237,932    $  175,451
Finance receivables, net                               1,050,825       913,576
Residual interest in securitizations                      22,608        25,220
Other assets                                              42,858        40,897
                                                      ----------    ----------
                                                      $1,354,223    $1,155,144
                                                      ==========    ==========

Accounts payable and other liabilities                $   18,893    $   19,779
Warehouse lines of credit                                 75,056        35,350
Residual interest financing                               37,728        43,745
Securitization trust debt                              1,100,606       924,026
Senior secured debt                                       40,000        40,000
Subordinated debt                                          6,314        18,655
                                                      ----------    ----------
                                                       1,278,597     1,081,555
                                                      ----------    ----------

Shareholders' equity                                      75,626        73,589
                                                      ----------    ----------
                                                      $1,354,223    $1,155,144
                                                      ==========    ==========

                                    # # # # #